MARC LUMER & COMPANY

CPAs AN ACCOUNTANCY CORPORATION

October 5, 2006

The Children's Internet
5000 Hop yard Road
Pleasanton, CA 94588

We write to inform you that we withdraw our auditor's opinions regarding your Company's financial statements and to inform you that we believe that the public should not rely on those financial statements. We demand that you file with the SEC a Report on Form 8-K informing the public that we have withdrawn our opinions and that we believe that the public should not rely on our opinions.

Very truly yours,

Marc Lumer and Company

Cc: Chief, Division of Enforcement, SEC
Office of Chief Accountant, SEC

Received
OCT 0 9 2006

601 MONTGOMERY STREET, SUITE 520 SAN FRANCISCO, CA 94111 (415) 362-7807 FAX: (419) 781-6008